COEUR ANNOUNCES 1 FOR 10 REVERSE STOCK SPLIT

COEUR D’ALENE, Idaho – May 18, 2009 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced that its board of directors has authorized a one-for-ten reverse split of its common stock, which was approved by Coeur stockholders at the Annual Meeting of Stockholders on May 12, 2009. The reverse split will be effective at 6:01 p.m. EDT on May 26, 2009.

The 1-for-10 reverse stock split will convert 10 shares of the Company’s common stock into 1 share of common stock. The reverse stock split affects all issued and outstanding shares of the Company’s common stock immediately prior to the effectiveness of the reverse stock split. The same 1-for-10 reverse stock split ratio will be used to effect the reverse split of the Company’s CHESS Depositary Interests, or CDIs. The Company’s common stock will start trading on a split-adjusted basis on the New York Stock Exchange at market open on May 27, 2009. Coeur’s common stock will begin trading on the Toronto Stock Exchange on a split-adjusted basis two to three trading days following the date upon which letters of transmittal are sent to stockholders. Letters of transmittal are expected to be sent to stockholders on or about May 29, 2009.

The number of shares of Coeur common stock issued and outstanding will be reduced from approximately 686,320,000 shares, to approximately 68,632,000 shares post-split, without accounting for fractional shares. The number of shares reserved for issuance under Coeur’s equity compensation plans will also be reduced proportionately. Coeur will not issue any fractional shares of its common stock as a result of the reverse stock split. Instead, stockholders who would otherwise hold fractional shares will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares in an amount equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing sales price of Coeur’s common stock as reported on the NYSE or TSX, as applicable, on May 26, 2009, as adjusted for the reverse stock split.

Coeur has retained Mellon Investor Services LLC, to act as exchange agent for the reverse stock split. Mellon will manage the exchange of old, pre-reverse stock split shares for new post-reverse stock split shares. Stockholders of record as of the Effective Time, which is May 26, 6:01 p.m. EDT, will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact Mellon at 1-866-223-5997 after May 27, 2009. Computershare Investor Services will serve as the exchange agent with respect to the Australian CDIs. For further information, CDI holders should contact Computershare at 1300 850 505 (from outside Australia +61 3 9415 4000).

The Company has posted a Frequently Asked Questions (FAQ) document to its website at www.coeur.com.

About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur will have its first full year of production this year at the world’s largest pure silver mine — San Bartolomé in Bolivia – and began production in March at another world-leading silver mine – Palmarejo in Mexico.  The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Chile and Mexico.  Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.

For Additional Information:
Investors
Director of Investor RelationsKarli Anderson, 208-665-0345

Media
Director of Corporate CommunicationsTony Ebersole, 208-665-0777

Cautionary Statement

This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by first parties in respect of Coeur, its financial or operating results or its securities.